Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Ed Klecka
Media Relations	Investor Relations
703.989.7020	703.742.5393
ir.pr@att.net	InvestorRelations@quadramed.com

QuadraMed Awarded Task Order By

Veterans Affairs For Revenue Cycle Management Technology

RESTON, VA – (October 31, 2006) – QuadraMed® Corporation (Amex: QD) today announced that the Department of Veterans Affairs has awarded the company a Task Order with a stated value of approximately $20.5 million under its existing BPA (Blanket Purchase Agreement). This Task Order renews the term license for QuadraMed EPS (Encoder Product Suite) for the government’s FY07, and upgrades it with the company’s VIP Compliance Suite in all 147 Veterans Affairs medical centers nationwide.

The VIP Compliance Suite will enhance the inpatient module of the VA’s existing QuadraMed EPS solution, which includes products for inpatient and outpatient coding, compliance, claims editing and revenue cycle workflow, and has been licensed for all VA medical centers since 2005.

“This Task Order represents a continuation of our relationship with the VA. Approximately 50 percent of the Order is license renewal and services for the EPS modules, with the balance of the Order providing new, incremental business,” said Keith Hagen, QuadraMed President and CEO. “Receiving it from the VA, with the Department’s strict performance standards, reflects not only the quality of our products but the superior on-going support our people provide. And the fact that Veterans Affairs is the world’s largest single healthcare provider makes it even more significant.”

The VA Task Order was issued in response to a recommendation prepared by an internal review team named the QuadraMed Advisory Council (QAC). The QAC was formed in 2005 to ensure the existing QuadraMed EPS solution would be enhanced according to VA initiatives, priorities and recommendations from VA medical center users. The QAC endorsed an upgrade from the inpatient software within EPS to the new VIP Compliance Suite, along with the associated implementation and training.

QuadraMed’s Encoder Product Suite and VIP Compliance Suite are advanced coding utilities that improve the management of case workload, inpatient and outpatient coding, compliance

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monitoring and reporting for VA medical center Health Information Management (HIM) departments. The following functionality, based upon proven QuadraMed HIM technology, was cited most important to approving this upgrade by the product review committee:

•	Electronic work assignment

•	Enhanced productivity

•	Quality through embedded real-time, customizable compliance edits

•	Integration with the VA’s VistA healthcare information system

•	Reporting and VistA data analysis

•	Central server enterprise benefits including VISN-level compliance edits and reporting

•	Customizable compliance alerts and built-in coding rules

QuadraMed EPS is currently supported nationwide by the company’s specialized technical services, training and consulting teams for VA workflow and revenue cycle management. This QuadraMed solution integrates key elements of the VA’s VistA clinical package, CPRS, to provide an integrated healthcare information system from access to a veteran’s clinical documentation, and then to health information and revenue management. QuadraMed’s EPS and VIP valued subcontractors include Document Storage Systems, Inc., MEGAS, and Unicor with their VistA-integration utilities, case assignment, reporting, claims editing and professional fee coding tools.

For information about all QuadraMed products and services, visit www.quadramed.com or call 800-393-0278.

About QuadraMed Corporation

QuadraMed Corporation advances the success of healthcare organizations through IT solutions that leverage quality care into positive financial outcomes. As evolving reimbursement scenarios challenge healthcare organizations to leverage quality of care into payment, clients committing to QuadraMed’s care-based solutions can realize market leading financial performance. Using QuadraMed’s end-to-end solutions to optimize the patient experience and leverage quality of care into payment, our clients can receive the proper reimbursement, in the shortest time, at the lowest administrative cost. Behind our products and services is a staff of almost 600 professionals whose experience and dedication to service have earned QuadraMed the trust and loyalty of customers at approximately 2,000 healthcare provider facilities. To find out more about QuadraMed, visit www.quadramed.com.

Cautionary Statement on Risks Associated with QuadraMed’s Forward-Looking Statements

This press release contains forward-looking statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, by QuadraMed that are subject to risks and uncertainties. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should,” “could,” and similar expressions are intended to identify such

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statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement except as required by law. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities and Exchange Commission (“SEC”). QuadraMed’s SEC filings can be accessed through the Investor Relations section of our website, www.quadramed.com, or through the SEC’s EDGAR Database at www.sec.gov (QuadraMed has EDGAR CIK No. 0001018833).

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QuadraMed is a registered trademark of QuadraMed Corporation. All other trademarks are the property of their respective holders.